Exhibit 99.1

Sky Petroleum, Inc.
401 Congress Avenue, Suite 1540
Austin, TX  78701
Attention:  Michael D. Noonan

Secretary of the Corporation

Dear Mr. Noonan,

By this letter, I am tendering my resignation from the board of directors of Sky Petroleum, Inc.  I demand that Sky file a Current Report on SEC Form 8-K within the time requirements of the U.S. Securities and Exchange Commission, report my resignation under Item 502 (a)(2) thereof and attach this letter as an exhibit to the Current Report.

I am resigning because I believe that the behavior of three directors, who comprise a majority of the board of directors of Sky—Karim Jobanputra of London, England; Robert P. Curt of Westbrook, Connecticut and yourself—constitutes continuing malfeasance and is flagrantly unlawful.  I also believe that under the control of these three directors Sky Petroleum has intentionally engaged in a series of acts and omissions that have eroded to zero the sole asset of the corporation and violated, among other laws, the laws of the United States and Albania.

During the last three weeks, each of the three of you has aided and abetted the utter failure of the Company to file reports required under the Securities Exchange Act of 1934, as amended.  If properly filed, these reports would have disclosed the fact that the Albanian National Agency of Natural Resources has effectively terminated the Production Sharing Contract with the Company, dated June 24, 2011.  The three of you were also advised in writing that Mr. Jobanputra was selectively disclosing information regarding the termination of the PSC to shareholders in violation of Regulation FD.  Despite the clear warning to you, you utterly failed to take any steps to comply with the regulations of the SEC that require full disclosure of the termination of the PSC and related information, fearing that the disclosure of this information would adversely affect the value of the shares of Sky that you hold.

I also conclude that you, Mr. Jobanputra and Mr. Curt have failed to take any steps to discharge your fiduciary obligations that directors owe to the company’s shareholders.  You were given the opportunity on several occasions since July 15, 2011 to take reasonable steps to mitigate or reverse the termination of the PSC, yet you failed to take any steps other than send a threatening, impertinent and inaccurate letter to AKBN.  Your desire to entrench yourselves in the management of the company was so great that you drove the company into insolvency, while all along paying yourselves salaries and other amounts from the Company’s cash.

In further violation of your fiduciary duties, you have failed to call any board meetings since February 2011; you have failed to call a meeting of shareholders since August 1, 2008; and you have failed to comply with the requests of Oliver Whittle, the fourth director of the Company, and myself, that board action be taken to save the PSC from termination.  These actions were taken with the intent that Mr. Whittle and myself should be prevented by you, Mr. Jobanputra and Mr. Curt from discharging our fiduciary obligations to the shareholders of the Company and further complying with all applicable legal requirements.

I believe that the certifications to various SEC reports that you and Mr. Jobanputra have signed are false and subject you and Sky to significant liability.

Lastly, I believe that the company and Mr. Jobanputra have intentionally misrepresented the role of my family in the ownership of shares of the Company prior to 2008.

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So that there is no misunderstanding, I am sending a copy of this letter to the SEC’s Division of Enforcement with my open offer of assistance.  I also am sending a copy of this letter to the Company’s auditors, so that they can assess the risk of exposure that they have, and to the Securities Commissions of the States of Texas and Nevada so that they can take the necessary steps to prevent you, Mr. Jobanputra and Mr. Curt from inflicting further harm on the investing public.

Yours truly,

Jabor Bin Yousef Bin Jassim Al Thani

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